UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 8, 2010 (July 1, 2010)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9112 Spectrum Center Boulevard, San Diego, California 92123
(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 1, 2010, Overland Storage, Inc. (the “Company”) entered into a Third Amendment to Lease Agreement (the “Amendment”) by and between the Company and Overtape (CA) QRS 15-14, Inc. (the “Landlord”), which amends the lease for the Company’s corporate headquarters in San Diego, California (the “Lease”). Under the terms of the Amendment, the Company has, among other things: (i) reduced the rentable square footage under the Lease from 158,585 square feet (the “Original Space”) to 91,300 square feet (the “Remaining Space”); (ii) reduced its monthly base rent in proportion to the reduction in rentable square footage; (iii) reduced its obligation to pay Property Expenses (as defined in the Amendment and which includes, among others, certain costs, expenses and charges associated with managing, maintaining, repairing and operating the Remaining Space and the common area as described in the Amendment) and taxes for the rentable square footage under the Lease in proportion to the reduction in rentable square footage; and (iv) agreed to pay Property Expenses for that portion of the Original Space vacated by the Company which is not occupied during a calendar year. The Landlord has entered into a lease agreement with a new tenant for the space vacated by the Company.

The Lease is currently scheduled to expire on February 28, 2014. The projected cash savings to the Company for the remaining period of the Lease is approximately $5 million.

As a result of the Amendment, the address of the Company’s corporate headquarter shall change to 9112 Spectrum Center Blvd, San Diego, CA 92123, effective immediately.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: July 8, 2010		/s/ Kurt L. Kalbfleisch
	By:	Kurt L. Kalbfleisch
Vice President of Finance and Chief Financial Officer

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